Exhibit 11

                                     Collins & Aikman Corporation
                                   Computation of Earnings Per Share
                                  In thousands, except per share data
                                              (Unaudited)

                                                                  Fiscal Year Ended
                                                        January 28,   January 29,   January 30,
                                                            1995          1994          1993
      Average shares outstanding during the period          51,338        28,164        28,164

      Incremental shares under stock options
        computed under the treasury stock method
        using the average market price of issuer's
        stock during the periods  . . . . . . . . .          1,567          (904)         (904)

          Total shares for EPS  . . . . . . . . . .         52,905        27,260        27,260

      Loss applicable to common shareholders:

        Continuing operations (1)   . . . . . . . .     $  (20,684)   $ (197,048)   $  (64,189)
        Discontinued operations   . . . . . . . . .           -         (104,339)     (218,317)
        Extraordinary item  . . . . . . . . . . . .       (106,528)         -             -

          Net loss  . . . . . . . . . . . . . . . .     $ (127,212)   $ (301,387)   $ (282,506)

      Loss per common share:

        Continuing operations   . . . . . . . . . .     $     (.39)   $    (7.23)   $    (2.35)
        Discontinued operations   . . . . . . . . .            -           (3.83)        (8.01)
        Extraordinary item  . . . . . . . . . . . .          (2.01)          -             -

          Net loss  . . . . . . . . . . . . . . . .     $    (2.40)   $   (11.06)   $   (10.36)

Notes:

(1) Loss from continuing operations has been adjusted for dividends and accretion requirements on redeemable preferred stock of $14,408, $23,723 and $18,848 for the fiscal years ended January 28, 1995, January 29, 1994 and January 30, 1993, respectively. In addition, loss from continuing operations for the fiscal year ended January 28, 1995 has been adjusted for the loss on redemption of preferred stock of $82,022.